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                                                                      EXHIBIT 11
                             J. RAY MCDERMOTT, S.A.
                            CALCULATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE
                                  (Unaudited)
              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED

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

                                                 THREE                     NINE
                                              MONTHS ENDED             MONTHS ENDED
                                         12/31/96      12/31/95     12/31/96     12/31/95
                                         --------      --------     --------     --------
Net income                            $    27,550  $     6,110   $    52,654  $    18,476

Less dividend requirements of
  preferred stocks                              -       (1,797)            -       (5,911)
-----------------------------------------------------------------------------------------
Net income for primary computation    $    27,550  $     4,313   $    52,654  $    12,565
=========================================================================================

Weighted average number of
  common shares outstanding
  during the period                    40,445,740   39,991,811    40,322,348   39,271,000

Common stock equivalents of
  stock options based on
  "treasury stock" method                 442,197      306,301       460,953      467,798

Shares applicable to Series A
  $2.25 cumulative convertible
  preferred stock                       5,740,940            -     5,740,940            -
-----------------------------------------------------------------------------------------
Weighted average number of common
  and common equivalent shares
  outstanding during the period        46,628,877   40,298,112    46,524,241   39,738,798
=========================================================================================
Net income per common and
  common equivalent share: /(1)/            $0.59        $0.11         $1.13        $0.32
=========================================================================================
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/(1)/ Net income per common and common equivalent share assuming full dilution are the same for the periods presented.